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                                                                    EXHIBIT 99.1

PRESS RELEASE
SOURCE: Dynegy
DYNEGY ACQUIRES NORTHERN NATURAL GAS PIPELINE

DAN DIENSTBIER NAMED PRESIDENT

HOUSTON--(BUSINESS WIRE)--Jan. 31, 2002--Dynegy Inc. (NYSE:DYN - news) today announced it has closed its acquisition of Northern Natural Gas (NNG) and that Daniel L. Dienstbier has been named its president.

Dynegy exercised its rights to acquire the common equity of NNG's parent after termination of its merger agreement with Enron Corp., through which Dynegy invested $1.5 billion to acquire preferred stock and other rights in an Enron subsidiary that owns NNG. Enron maintains the option to repurchase the pipeline from Dynegy until June 30, 2002.

In his role as president, Dienstbier will be responsible for the day-to-day operation of the pipeline. He will report to Dynegy Inc. President and Chief Operating Officer Steve Bergstrom and will continue to serve as an unpaid member of Dynegy's board of directors.

Dienstbier has more than 30 years of experience in the oil and gas industry. He held various executive positions at NNG, including president, before being named president of Enron's Gas Pipeline Group in 1985. In 1988 Dienstbier became president and chief executive officer of Dyco Petroleum Corporation and executive vice president of Diversified Energy in Minneapolis. He served as president of Jule Inc., a private company involved in energy consulting and joint venture investments in the pipeline, gathering and exploration and production industries from February 1991 through June 1992, president and chief operating officer of Arkla Inc., from July 1992 through October 1993 and president and chief operating officer of American Oil & Gas Corp. from October 1993 through July 1994. Dienstbier has been a member of Dynegy's board of directors since 1995.

"Dan's extensive knowledge of and experience with Northern Natural Gas and Dynegy will be very important as we integrate the pipeline into our existing energy delivery network," said Chuck Watson, chairman and chief executive officer of Dynegy Inc. "Dan is committed to maintaining NNG's focus on providing excellent customer service and ensuring the safe operation of the pipeline."

Dienstbier holds a bachelor's degree in business from the University of Nebraska in Omaha and a master's in business administration from Creighton University. He and his wife currently reside in Omaha, where NNG is headquartered.

NNG provides transportation and storage services to its customers and provides cross-haul and grid transportation between other interstate and intrastate pipelines in the Permian, Anadarko, Hugoton and Midwest areas.

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NNG's 16,600 miles of pipeline extend from the Permian Basin in Texas to the
Upper Midwest, providing extensive access to major utilities and industrial customers. NNG's storage capacity is 59 billion cubic feet (Bcf) and its market area capacity is approximately 4.3 billion cubic feet per day (Bcf/d).

Enron will provide transition services related to the pipeline through the end of the repurchase period of June 30, 2002.

Dynegy Inc. is one of the world's premier energy merchants. Through its global energy delivery network and marketing, logistics and risk management capabilities, Dynegy provides innovative solutions to customers in North America, the United Kingdom and Continental Europe. The company's web site is www.dynegy.com.

Contact:
  Dynegy Inc., Houston
  Media:
  John Sousa or Steve Stengel, 713/767-5800 or
  Analysts:
  Arthur Shannon or Katie Pipkin, 713/507-6466

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